CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in the Registration Statement on Form 10 (together with any amendments thereto, the "Registration Statement") of Maxim TEP, Inc., a Texas corporation (the "Company"), of the information contained in our reserve reports that are summarized as in our summary letter dated April 14, 2008 relating to the oil and gas reserves, revenues, expenses and valuation as of January 1, 2008, of certain interests of the Company in the South Belridge Field, Kern County, California.

We hereby consent to all references to such reports, letters and/or to this firm in the Registration Statement and any Prospectus to which such Registration Statement relates, and further consent to our being named as an expert in the Registration Statement and any Prospectus to which such Registration Statement relates.

This consent is dated as of April 14, 2008.

ALUKO & ASSOCIATES, INC.

By: ____________________

Name: Oladipo Aluko, P.E.